EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 21, 2011, relating to the financial statements and financial highlights which appears in the August 31, 2011 Annual Report to Shareholders of BofA Connecticut Municipal Reserves and BofA Massachusetts Municipal Reserves, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers, LLP
Boston, Massachusetts
July 17, 2012